Exhibit h(x)
DRIEHAUS MUTUAL FUNDS
AMENDMENT
TO
ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
     This Amendment (the “Amendment”) is made as of the 1st day of October, 2006, by and between DRIEHAUS MUTUAL FUNDS (the “Fund”) and PFPC INC. (“PFPC”).
BACKGROUND:
A.	PFPC and the Fund entered into an Administration and Accounting Services Agreement dated as of September 25, 1996, as amended to date (the “Agreement”) relating to PFPC’s provision of certain administration, accounting and regulatory administration services to the Fund and certain of its portfolios.

B.	The Fund and PFPC desire to amend the Agreement as set forth herein.
TERMS:
The parties hereby agree that:
1.	Section 16 of the Agreement is hereby deleted in its entirety and replaced with the following:
“16. Duration and Termination.
(a) This Agreement shall be effective on the date first written above and shall continue through October 1, 2008 (the “Initial Term”).
(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c) In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund.
(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
2.	Miscellaneous.
(a)	Except as specifically set forth herein, (a) no provision of this Amendment is intended to alter or otherwise impact the terms and conditions of the Agreement; and (b) all provisions of the Agreement remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control, with respect to the matters set forth herein.

(b)	The Agreement, as amended and supplemented hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter of the Agreement and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below as of the date and year first above written.

DRIEHAUS MUTUAL FUNDS

By:	/s/ Michelle L. Cahoon

Name:	Michelle L. Cahoon
Title:	V.P. and Treasurer

PFPC INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt
Title:	SVP

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